EXHIBIT 23B


                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 23, 1997, except as to certain information in Notes 13 and 15, for which the dates are March 1, 1996 and August 30, 1996, respectively, and to our report dated September 16, 1996, on our audits of the consolidated financial statements and the supplemental consolidated financial statements, respectively, which appear on pages F-2 and F-35, respectively, of Sykes Enterprises, Incorporated's prospectus dated October 31, 1996. We also consent to the incorporation by reference of our report dated August 2, 1996 on our audits of the consolidated financial statements of Diagsoft, Inc. which appears on page F-24 of Sykes Enterprises, Incorporated's prospectus dated October 31, 1996.



   Tampa, Florida                Coopers & Lybrand L.L.P.


   March 20, 1997